Exhibit 10.22

HOSPITALITY OCCUPANCY

MANAGEMENT SERVICES AGREEMENT

(this “Agreement”)

HOSPITALITY BOOKING SUMMARY

Date:

Unit Owner(s):

Hospitality Manager:

Location:	Belize Yacht Club, 100 Coconut Drive
SAN PEDRO, AMBERGRIS CAYE,
DISTRICT OF BELIZE, COUNTRY OF BELIZE
CENTRAL AMERICA

Unit Address:
100 Coconut Drive, SAN PEDRO,
AMBERGRIS CAYE
DISTRICT OF BELIZE
COUNTRY OF BELIZE, CENTRAL AMERICA

HOA Designation# (if applicable)

Term Of This Agreement:	From: ________________ to: _______________ (“Term”)

Occupancy Period: From: ________________ to: _______________

Unit Owner Contact:	Name: ___________________________
Address _________________________
_________________________
E-Mail ___________________________
Mobile Phone# ____________________

Net Unit Owner Payment Percentage:

Minimum Daily Fees:

Additional Costs To Be Included In Addition To Guest Occupancy Charges: (Club, Cleaning, Parking, etc.)	__________at $_______
__________at $_______
__________at $_______

W I T N E S S E T H

WHEREAS,

(A) Unit Owner purchased one or more homes in the homeowner’s association formed and existing at the Belize Yacht Club, 100 Coconut Drive, SAN PEDRO, AMBERGRIS CAYE, DISTRICT OF BELIZE, COUNTRY OF BELIZE, CENTRAL AMERICA (each home, including the plot of land appurtenant thereto, herein a “home”, the home subject to this Agreement is herein the “Unit” and the entire development herein the “HOA Development”)

(B) The homeowner’s association (“HOA”) is governed by Covenants and By-laws (“Covenants and By-laws”) recorded in respect of the Unit and similarly situated units in the HOA Development, and running with the land;

(C) Unit Owner seeks to arrange for third-party occupancy of the Unit (each party so occupying the Unit a “Guest”) for the Occupancy Period described in the Hospitality Booking Summary to which this Agreement is attached (“Guest Occupancy” or “Guest Occupancies”) and to engage the Hospitality Manager to book Guest Occupancies and to provide services to manage and facilitate Guest Occupancies for the benefit of, and as agent for, Unit Owner, as provided in this Agreement; and

(D) Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Hospitality Booking Summary.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter contained, and for ten ($10.00) dollars and other consideration hereby had and exchanged, the parties hereby agree as follows:

1.	Engagement of Hospitality Manager

1.1 Unit Owner hereby engages Hospitality Manager to act as Unit Owner’s agent to book, manage and facilitate first class Guest Occupancies in the Unit for the duration of the Occupancy Period described in the Hospitality Booking Summary. To the extent a Guest Occupancy shall extend beyond the Occupancy Period then the Occupancy Period and all rights and obligations under this Agreement shall be deemed extended for the term of such Guest Occupancy. Unit Owner shall refer all inquiries for a prospective Guest Occupancy received by Unit Owner to Hospitality Manager.

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1.2 All Guest Occupancies shall include all of the Unit Owner’s HOA and other privileges, appurtenances and membership benefits allocable to Unit for the duration of such Guest Occupancy to the same extent Unit Owner is able to enjoy the same, subject to the rules and regulations of the HOA from time to time, including, without limitation, additional fees, if any, for the use of common areas and facilities at the HOA Development or elsewhere.

1.3 Hospitality Manager makes no promise that any Guest Occupancy booking may be procured, or that any booking may be obtained at any price for any term or, or on any terms and conditions. Unit Owner acknowledges that Hospitality Manager makes no guarantee or warranty regarding income, occupancy rates, or specific financial returns, and that any Guest Occupancy is subject to market conditions, seasonality, force majeure, and other factors outside the Hospitality Manager ‘s control. Unit Owner assumes the risk of the same.

1.4 Unit Owner acknowledges that Hospitality Manager may simultaneously and similarly be securing and managing other guest occupancy bookings for other homes at the HOA Development, including homes owned and controlled by Hospitality Manager or by entities with whom Hospitality Manager is affiliated (collectively, “Other Bookings”), any and all of which may be offered by Hospitality Manager from time to time to the public for residential or vacation use. Unit Owner acknowledges and accepts that Hospitality Manager’s services under this Agreement are subject to Hospitality Manager’s performance in booking, marketing, management, operations and other service obligations with respect to Other Bookings. Unit Owner waives any conflict of interest claims or similar other claims to the effect that the Hospitality Manager prioritized other homeowners at the Location described on the Hospitality Booking Summary over obligations to Unit Owner.

1.5 The Term of this Agreement and the Occupancy Period, and any renewal and extension thereof, shall be as described in the Hospitality Booking Summary, unless either Unit Owner or Hospitality Manager shall serve notice of termination pursuant to Section 9 of this Agreement. Any termination pursuant to Article 9 shall be subject nonetheless to booked Guest Occupancies prior to the effective termination of this Agreement, and in respect of booked Guest Occupancies, the terms and conditions of this Agreement shall continue to apply to such remaining Guest Occupancies, post-Guest Occupancies, etc.

1.6 Notwithstanding the Occupancy Period provided for on the Hospitality Booking Summary, Unit Owner may reserve and pull from prospective Guest Occupancy periods, from time to time, periods in which Unit Owner may nevertheless utilize the Unit for Unit Owner’s personal use (each a “Black-Out Period”), in which event Hospitality Manager shall not book the Unit for such Black-Out Period. Black-Out Periods shall not occur except on at least sixty (60) days’ notice to Hospitality Manager. There shall be no limit to the number and length of Black-Out Periods. Black-Out Periods shall not apply and shall be subject to already booked Guest Occupancies, or Guest Occupancies which are in the process of booking, i.e., where the prospective guest has already chosen such date for a Guest Occupancy but where such booking is subject to payment, processing and review. At the conclusion of Unit Owner’s use during such Black-Out Period, Hospitality Manager shall inspect the Unit in accordance with Section 4.8 as if the same was a Guest Occupancy, and the cost to restore the Unit to the Guest Occupancy condition required under this Agreement shall be paid by Unit Owner.

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1.7 This Agreement is an arm’s length agreement between Hospitality Manager and Unit Owner, each of whom are independent parties in respect of the other. This Agreement is intended to establish a principal and agent agreement between the parties, and only to the extent provided herein. Hospitality Manager and Unit Owner each acknowledge that they are not affiliated with each other and that this Agreement does not create a joint venture, partnership or any other form investment or co-owned entity or venture.

1.8 Any written communication from Hospitality Manager to Unit Owner as to any Guest Occupancy, Guest House Agreement, or any other matter relating to this Agreement, as applicable, may include a request for consent or rejection, as applicable, to any course of action recommended by Hospitality Manager as set forth in such written communication. Such written communication need not be in the form of a formal notice under this Agreement and may be in the form of normal e-mail communication to Unit Owner at the e-mail address normally used by Unit Owner in communications with Hospitality Manager. If, within two (2) days after any service of such communication on such Unit Owner, Unit Owner shall not have responded to such request then Unit Owner shall be presumptively construed as consenting to, or rejecting such action as applicable (however such request for input from Unit Owner is framed) and Unit Owner shall be bound thereby. The foregoing shall not be construed to limit Hospitality Manager’s authority under this Agreement to act without the requirement of input from Unit Owner.

2.	Marketing and Advertising

2.1 Hospitality Manager shall have sole and exclusive discretion, but not the obligation, to choose (and modify as applicable) marketing strategies to promote the Unit for Guest Occupancies during the term of this Agreement with respect to the Occupancy Period, including, without limitation, the discretion to choose:

(a)	One or more on-line marketplaces to promote short term or long term stays in the Unit (i.e., any one or more or none of Airbnb, Vrbo, Booking.com, Expedia, Tripadvisor, etc.), including any on-line site which Hospitality Manager may establish and maintain under its own auspices;

(b)	The visual design of any listing, including the use photography and descriptive text therein;

(c)	Written materials to promote Guest Occupancies and mailings with respect to the same;

(d)	Dynamic and other pricing based upon demand or otherwise; and

(e)	If, when and how to perform a physical showing of the Unit for potential Guest Occupancies;

2.2 Unit Owner shall not market or advertise the Unit for a prospective Guest Occupancy for the Term without the prior written consent of Hospitality Manager.

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2.3 Hospitality Manager may, from time to time, determine and classify a Unit for marketing purposes as belonging to a certain classification and ranking of homes based on Unit condition, location, obsolescence, furniture and furnishings, Unit services, deliverables, wear and tear, nuisance and other factors bearing on reasonable anticipated occupancy experience by Guest Occupancy prospects. Such allocation shall be at Hospitality Manager’s sole discretion and Unit Owner shall accept the risk of the same. If applicable, such allocation may have an effect on occupancy pricing, and may even render the Unit unsuitable for Guest Occupancy under this Agreement. If Hospitality Manager shall reasonably determine that the Unit is unsuitable for Guest Occupancy, Hospitality Manager may terminate this Agreement pursuant to Article 9.

2.4 All logos, trademarks, copyrights and other intellectual property, management software and other processes used by Hospitality Manager to market and manage Guest Occupancies is exclusive to Hospitality Manager, and Unit Owner shall not use nor infringe the same, except where expressly licensed by Hospitality Manager.

2.5 For any Occupancy Period of [twelve months] or greater, Hospitality Manager may book the Unit for a promotional occupancy (“Promotional Occupancy”) intended to promote and benefit the Unit if, as of forty-five (45) days prior to the commencement of the Promotional Occupancy, a prospective Guest Occupancy shall not have been booked and anticipated to be effective for the Unit for any part of the period in which the Promotional Occupancy shall occur, or if the Unit shall not be subject to a Black-Out Period for any part or all of the period in which the Promotional Occupancy shall occur. The Promotional Occupancy shall not exceed seven (7) days in length and the Unit shall not be subject to more than two (2) Promotional Occupancies over the course of any twelve (12) consecutive calendar months. A Promotional Occupancy is intended to operate as an incentive to secure recommendations and referrals from tour operators, travel agents and other travel industry sales and marketing personnel. Guest Occupancy Fees shall be charged and collected in the sole discretion of Hospitality Manager, including discounted Guest Occupancy Fees or no fees. Post-Guest Occupancy cleanings, spot-checks and Unit care under Section 4.8, or other repairs under Article 4 as a result of the Promotional Occupancy, shall be paid by Hospitality Manager. Notwithstanding the foregoing, Hospitality Manager may book a Promotional Occupancy of the Unit earlier than of forty-five (45) days prior to the commencement of the Promotional Occupancy if Hospitality Manager shall pay Guest Occupancy Fees therefor at competitive rates as reasonably determined by Hospitality Manager, and Unit Owner shall receive appropriate Net Unit Owner Payments (as hereinafter defined) therefrom in accordance with the terms hereof.

3.	Reservation And Guest Management

3.1 Hospitality Manager shall (i) field all inquiries from current, prospective and past Guests in respect of their Guest Occupancies, (ii) provide 24/7 telephonic off-site Guest support, (iii) establish and maintain check-in, check-out and registration procedures, (iv) collect Guest Occupancy Fees (as hereinafter defined) and deposits and apply refunds and returns in part or whole as and when applicable, (v) process cancellations and impose fees on Guest prospects therefor, and (vi) coordinate via off-site offices, emergency access to the Unit.

3.2 Hospitality Manager reserves the right in respect of Guest complaints to relocate Guest Occupancy reservations to other homes at the Location and Other Bookings and, in such event, to credit Guest Occupancy Fees partially to Unit Owner and partially to the homeowner in respect of the Other Booking. Costs of such relocation shall be deducted in the determination of Net Unit Owner Payments.

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3.3 Hospitality Manager is authorized to accept a booking for a Guest Occupancy up to one year in advance, with respect to any Occupancy Period of one year or greater from that booking date.

4.	Condition of the Unit

4.1 Unit Owner shall, at Unit Owner’s cost: (i) keep and maintain the Unit, its electrical, plumbing, HVAC, Wi-fi, cable and other communication systems and all other services, systems, appliances, equipment, furniture, furnishings, cabinetry, structural and non-structural components (“Unit Property”) in good repair and in a clean, and first class condition, freshly painted, “turn-key ready” and free of leaks, and also (ii) in the condition reasonably required by Hospitality Manager from time to time, to keep and maintain the Unit competitive for pricing purposes with similarly situated homes in the HOA Development seeking Guest Occupancies. Unit Owner’s obligations in respect of the foregoing shall extend to and include the Unit, and all areas, structures, systems, landscaping and plantings, etc., appurtenant to the Unit which are the Unit Owner’s obligations to keep and maintain under the Covenants and By-laws or the HOA rules and regulations. If Hospitality Manager shall direct that Unit Owner perform a repair or cure a Unit condition which reasonably adversely affects a prospective Guest Occupancy experience, then Unit Owner shall perform the repair or cure the condition ten (10) days after notice thereof by Hospitality Manager.

4.2 Unit Owner shall not remove any Unit Property without replacing the same with similar property of the same or greater quality or value.

4.3 Within ten (10) days of the execution and delivery of this Agreement, Unit Owner shall allow Hospitality Manager, or its agent, access to the Unit for an in-depth inspection (a “Unit Inspection”). The Unit Inspection is for the limited purpose of determining and assessing the marketability of the Unit only. The Unit Inspection shall not be designed, nor shall Hospitality Manager be bound, to uncover, report, note, address, repair or cure any condition pertaining to the Unit, including any life safety hazard condition. After a Unit Inspection, Hospitality Manager may thereafter prepare a report of the Unit’s condition, services, the status and condition of Unit Property and Unit Accessories (defined in Section 4.8(d)) which report may, but shall not be obligated to contain recommendations for improvements. Such report may contain recommended ranges of Guest Occupancy Fees based upon such condition assessment though no such recommendation shall be construed as a promise, guarantee or warranty of such fees. If such report shall provide that certain work be performed or conditions addressed to render the Unit marketable for the purposes of this Agreement then Hospitality Manager shall not be required to perform its obligations hereunder unless and until Unit Owner performs such work and addresses such conditions.

4.4 Hospitality Manager shall have the right to conduct further Unit Inspections from time to time thereafter as Hospitality Manager shall deem necessary or desirable.

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4.5 Where, from time to time, the condition of the Unit and/or HOA Development or services may, in the reasonable discretion of the Hospitality Manager, become or remain unsuitable for first class Guest Occupancy, either because of damage, casualty, or Unit or HOA Development disrepair, or suspension of services to the Unit or the HOA Development, or nuisance, or any other condition(s) which might reasonably adversely affect a Guest Occupancy experience, Hospitality Manager may terminate this Agreement.

4.6 Where repairs and replacements shall cost Five Hundred ($500) Dollars or less in the aggregate (“Minor Repairs”) Hospitality Manager shall have the right, but not the obligation, and without Unit Owner’s consent, to effectuate such repairs and replacements and charge the cost thereof to Unit Owner. In such event, Hospitality Manager may account to Unit Owner for the cost of such Minor Repairs, and charge the cost thereof to Unit Owner as a deduction in the determination of Net Unit Owner Payments. In connection with the foregoing, Hospitality Manager may deduct the sum of $250 from the regular quarterly payments of Net Unit Owner Payments to establish a security deposit in Unit Owner’s favor to fund the performance of Minor Repairs (the “Unit Owner Security Deposit”) and the same shall be applied by Hospitality Manager from time to time to time for Minor Repairs and other costs under this Agreement.

4.7 Where reasonably requested by Unit Owner, Hospitality Manager may, but shall not be obligated to assume supervisory and coordination responsibility to effectuate repairs and/or replacements. In such event, and where such repairs and/or replacements are greater than Minor Repairs, additional compensation for such supervisory and coordination services shall be fixed by separate agreement between Hospitality Manager and Unit Owner.

4.8 At the conclusion of each Guest Occupancy, Hospitality Manager shall, at Unit Owner’s cost, ready the Unit for the next ensuing Guest Occupancy or otherwise bring the Unit and appurtenant areas to a minimal state of condition, all as Hospitality Manager, shall in its sole discretion determine is sufficient to establish a fresh and clean ensuing occupancy as a first class Guest Occupancy, including, without limitation:

(a)	engaging a professional cleaning service to effectuate (i) an intensive and anti-bacterial cleaning of all appliances, fixtures, equipment, electronics, walls, ceilings, floors, wall and floor coverings, hard and other surfaces, cabinetry and counter-tops, bathrooms, showers, doors, curtains, linens, furniture and furnishings (indoor and outdoor) etc., and (ii) the removal of stains, odors and other residue of prior Guest Occupancies, and (iii) the removal of allergens, (iv) the removal of evidence of pets, (vii) the cleansing and restoration of common areas appurtenant to the Unit, including driveways, walkways, lawns, etc.;

(b)	engaging a laundering service to clean sheets and linens and ensure a proper supply of towels and other linens;

(c)	spot check and replace supplies of soaps, paper products, toiletries, room fresheners, plates, flatware, light bulbs, small tools, cooking equipment, pots and pans and other Unit accessories;

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(d)	spot check and replace games, toys, pool and water accessories, umbrellas, sports, gardening and landscaping and other equipment and accessories (items described in Section 4.8(c) and Section 4.8(d) herein “Unit Accessories”);

(e)	spot check to inspect and replace, repair or cure defective systems and nuisance, appliances, furniture, and furnishings, bedding, including mattresses, lighting, wall and floor coverings, cabinetry, equipment and fixtures and other Unit Property;

(f)	spot check to inspect and applied needed repairs and restorations to all exterior space appurtenant to the Unit, including driveways, walkways and landscaping;

(g)	spot check to ensure the continued operation of life safety systems and install replacement batteries and perform other inspections and repairs as necessary to cure and remove life safety hazards;

(h)	replace keys and access cards, and

(i)	generally take other steps to detect, address and cure conditions and deficiencies which might adversely affect the experience of future Guest Occupancies.

Spot checks under this Section 4.8 are for the limited purpose of determining and assessing Unit fitness for Guest Occupancy. Such spot checks shall not be designed, nor shall Hospitality Manager shall be bound, to uncover, report, note, address, repair or cure any condition pertaining to the Unit, including any life safety hazard condition. The Unit Owner’s Security Deposit (if any) to the extent then available and Net Unit Owner Payments, may be applied to costs of repair and replacement reported during the spot checks, though the expense thereof shall not be limited to the amount maintained as the Unit Owner’s Security Deposit or to Net Unit Owner Payments from time to time, or by any fees collected therefor as provided in the Proposed Hospitality Booking Summary. Hospitality Manager may condition the services supplied in this Article 4 on prior payment for the anticipated cost of such services from Unit Owner.

5.	Guest Occupancy Fees

5.1 Hospitality Manager shall arrange for Guest Occupancy bookings of the Unit for the Occupancy Period described in the Hospitality Booking Summary, and Hospitality Manager is hereby authorized to do so as agent or designee of Unit Owner. The Guest Occupancy shall be on documents or agreements as Hospitality Manager may determine from time to time, whether denominated as a lease, a license, a hotel registration or otherwise (collectively, a “Guest House Agreement”). Hospitality Manager shall solely determine the fees paid by Guests for a Guest Occupancy booking, provided it shall not be less than the minimum fees that may be set forth on the Hospitality Booking Summary as specified by the Unit Owner (herein “Guest Occupancy Fees”) as well as other terms and conditions applicable to such Guest Occupancy and to be incorporated into a Guest House Agreement. Subject to any minimum, Guest Occupancy Fees shall be premised on the Hospitality Manager’s good faith judgment (i) of the proposed Guest Occupancy, the condition of the Unit, market conditions including competition from similar units, weather, promotions, season, publicity (good and bad), casualty, force majeure, and any other factor which may affect competitive pricing. Hospitality Manager may, in good faith, award reasonable refunds and returns to Guests and prospective Guests, and adjust Guest Occupancy Fees on account thereof, and Unit Owner shall accept such good faith judgment by the Hospitality Manager and shall be bound by the same. Any such Guest House Agreement or any terms thereof so executed, delivered or otherwise agreed to by Hospitality Manager, whether or not Hospitality Manager’s agency relationship for Unit Owner is disclosed or not, shall have the full force and effect as if Unit Owner had originally executed, delivered or agreed to the same.

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5.2 All state, local and other government taxes, in the nature of sales taxes, use taxes, resort taxes, tourism and lodging taxes, hotel or hospitality taxes, etc. shall be paid by Unit Owner (“Taxes”) including Taxes payable in connection with Guest Occupancies. Unit Owner shall also pay all resort fees, and charges related to club, restaurant, gym, pool, golf or other sports use, and fees related to memberships, privileges, appurtenances and services and other charges assessed by the HOA or any club, restaurant, sports venue, etc. in connection the Guest Occupancy or use of some or all of the HOA Development it facilities, or any service or facility appurtenant thereto or affiliated therewith (“Resort Charges”). To the extent attributable to Guest Occupancies, Hospitality Manager shall collect Taxes and Resort Charges from prospective Guests. No guarantee is made that the charges reflected in the Hospitality Booking Summary is sufficient to pay all such Taxes and Resort Charges. Hospitality Manager shall remit Taxes and Resort Charges, as agent for Unit Owner, to the party entitled thereto and deduct the cost thereof as a deduction in the determination of Net Unit Owner Payments.

5.3 The costs for Resort Charges, and utilities, cable, streaming, Wi-Fi, HVAC, heat and other services in connection with the use and operation of the Unit (said services herein “Unit Services” and the charges therefor herein “Unit Service Charges”) shall all be included within and constitute part of the Guest Occupancy Fees payable by a Guest on a fee-included basis (that is, no excess charge shall be assessed thereof over and above the Guest Occupancy Fees). The reference in the Hospitality Booking Summary to collectible charges from Guests shall not affect the inclusion nature of these services and costs.

5.4 Hospitality Manager shall also have the right to collect a promotional expense fee (“Promotional Expense Fee”) on account of each Guest Occupancy not to exceed One Hundred ($100) Dollars for each Guest Occupancy to be applied in the discretion of Hospitality Manager to marketing and promotional expenses of the Unit, including expenses and fees incurred and/or related to Promotional Occupancies.

5.5 To the extent incurred for any booking of a Guest Occupancy, all credit card, merchant processing, booking fees, etc. (“Merchant Processing Fees”) charged by third parties and incurred by Hospitality Manager in connection such booking shall be paid, or reimbursed to Hospitality Manager, by Unit Owner. Hospitality Manager may, but shall not be obligated, to collect the cost of Merchant Processing Fees from Guests.

5.6 Notwithstanding anything to the contrary herein, the risks of collection of Guest Occupancy Fees, Taxes, Resort Charges and any other charges paid or payable by a Guest, shall be deemed to belong to Unit Owner, including disputed merchant/credit card company charges, fraudulent charges, dishonored charges and reversed charges. To the extent the payment of any the foregoing shall be reversed, the Unit Owner shall refund to Hospitality Manager any applicable Net Unit Owner Payments made by Hospitality Manager to Unit Owner on account of the same, and the Net Unit Occupancy Payments shall be recalculated based on the Guest Occupancy Fees, Taxes, Resort Charges, etc. after such charge reversals.

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5.7 Hospitality Manager shall have the sole discretion whether or not to assess a Guest for a security deposit and the amount thereof, or whether to require the payment of any Guest Occupancy Fees in advance, in part or whole. Judgments made by Hospitality Manager with respect to security deposits or paid advance Guest Occupancy Fees shall be subject to market demand from time to time, and may differ between (i) Guest Occupancies and Other Bookings, and (ii) different Guest Occupancies for the same Unit, and Unit Owner shall accept the risk of the same. Dispositions of any such security deposit be exclusively and conclusively made by Hospitality Manager. Where a cancellation fee is paid to Hospitality Manager on account of a cancelled Guest Occupancy booking, then such fee shall constitute the applicable Guest Occupancy Fee under this Agreement for such booking.

6.	Net Unit Owner Payments

6.2 A management fee (“Management Fee”) shall be deemed earned and shall be paid by Unit Owner to Hospitality Manager when Hospitality Manager shall secure a booking of a Guest Occupancy of a Unit and payment shall be made thereon by the Guest (provided such payment is not reversed.) The amount of the Management Fee shall be in an amount equal to [__%] of the gross amount of Guest Occupancy Fees for the applicable Guest Occupancy. The gross amount of Guest Occupancy Fees shall mean all fees paid by the Guest on account of the Guest Occupancy subject only to the following exclusions, even if paid by the Guest and collected by Hospitality Manager: (i) Taxes, and (ii) sums paid by Guests for repairs or damages and (iii) refunds and returns. Resort Charges shall be included as the gross amount of Guest Occupancy Fees for Management Fee computation purposes.

6.3 During the Term, the Hospitality Manager shall collect and receive Guest Occupancy Fees, Taxes, Resort Charges and other charges due from Guests. Upon receipt of full payment of all charges due from a Guest on account of a Guest Occupancy, Hospitality Manager shall deduct the Management Fee, Taxes, Resort Charges, Unit Service Charges, Merchant Processing Fees, Promotional Expense Fees, and charges due from Unit Owner under this Agreement or otherwise (which charges may not be limited to any specific Guest Occupancy), and remit the balance to Unit Owner (“Net Unit Owner Payments”). Net Unit Owner Payments on account of a Guest Occupancy shall not be made prior to the completion of such Guest Occupancy but, in any event, Hospitality Manager shall remit Net Unit Owner Payments on account of cumulative completed Guest Occupancies (and reasonably account to Unit Owner for the same) within fifteen (15) days following the end of each calendar quarter. Unit Owner shall arrange for receipt of Net Unit Owner Payments from Hospitality Manager in any commercially reasonable manner as Hospitality Manager including providing such information and authority to enable Hospitality Manager to make direct deposits into the account of Unit Owner.

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7.	Unit Owner Obligations/ Hospitality Manager Exclusions.

7.1 In addition to any other obligations under this Agreement, during the term of this Agreement and any Occupancy Period, Unit Owner shall, at Unit Owner’s cost:

(a)	Defend Unit Owner’s title to the Unit, including against third parties seeking unauthorized occupancy and use of the Unit;

(b)	Defend Hospitality Manager’s authority to allow bookings for Guest Occupancies in the Unit;

(c)	Process casualty claims and prosecute and pursue the prompt payment of casualty awards;

(d)	Maintain the legal use of the Unit as a residence under applicable law and in accord with all applicable governmental law, rule and regulation;

(e)	Promptly disclose to Hospitality Manager on discovery: all deficiencies, conditions requiring repairs, defects in equipment, fixtures, appliances systems, and other Unit Property and Unit Accessories, etc. and other conditions in the Unit or in areas or with systems appurtenant to the Unit which may adversely affect a Guest Occupancy experience;

(f)	Promptly and timely perform all monetary and non-monetary obligations required of HOA Unit Owners under the Covenants and By-laws, and under the rules and regulations of the HOA, including the payment of all HOA Assessments, and other charges and expenses; and ensure that the Unit Owner’s HOA account shall remain current in all respects; and maintain the Unit and appurtenant areas and systems in the condition required under the Covenants and By-laws, and under the rules and regulations of the HOA;

(g)	Promptly and timely pay all real estate taxes, levies and other governmental taxes and assessments in respect of the Unit;

(h)	Promptly and timely cure and dispose of any noted violations of law, rule or regulation and pay all notes and notices and pay all penalties and fines with respect thereto;

(i)	Promptly and timely service all debt undertaken by Unit Owner in respect of the Unit;

(j)	Keep and maintain utility services, water, sewer, cable, streaming, Wi-Fi, HVAC, telephone and other services to the Unit as directed by Hospitality Manager;

(k)	Perform all obligations and pay all fees in connection with additional club, restaurant, gym, pool, golf or other sport memberships, privileges, appurtenances and services included with a Guest Occupancy;

(l)	Carry comprehensive and other Unit Owner liability insurance required by the HOA from time to time, naming the Hospitality Manager as an additional insured, or if not so required, in coverage amounts with deductibles and with coverage reasonably required by Hospitality Manager, naming Hospitality Manager and the HOA as an additional insured, and deliver certificates of insurance for the same to Hospitality Manager on demand, in default of which Hospitality Manager can obtain such insurance and recover the cost thereof from the Unit Owner and from monies otherwise payable to Unit Owner by Hospitality Manager;

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(m)	Obtain certifications from applicable licensed inspection authorities, as requested by Hospitality Manager, or otherwise in compliance with law, ensure that the Unit systems and equipment, including life safety equipment, are in working order and not hazardous to life and/or property;

(n)	Not block or remove from use by any Guest any part, appurtenance or service in respect of the Unit, except as expressly set forth in this Agreement or in the applicable Guest House Agreement;

(o)	Provide Hospitality Manager with keys, cards, fobs or other access to the Unit, storage units, lockers, parking areas and other areas appurtenant to the Unit and HOA Development for use by Guests and showings to Guests and Guest prospects. To the extent duplicate or multiple copies of the foregoing are required, to obtain the same and deliver to Hospitality Manager, in default of which Hospitality Manger my obtain such duplicates and multiples can charge the cost thereof to Unit Owner;

(p)	Allow Hospitality Manager to photograph and post pictures of the Unit on websites or on promotional materials, including pictures of furniture, furnishings, art work, etc., all to promote the Unit for prospective Guest Occupancy and/or “model” use;

(q)	Not default under any Guest House Agreement;

(r)	Allow Guests quiet enjoyment of the Unit for the terms of their Guest Occupancies, free of nuisance and disruption;

(s)	For the term of any Guest Occupancy, forego any right of Unit access, and allow Hospitality Manager or its agents access as they may determine is reasonable and necessary;

(t)	Otherwise generally keep and maintain the Unit and its equipment, structures, fixtures, systems, property, elements, services in good and reliable condition, as may be reasonably determined by Hospitality Manager from time to time; and

(u)	Upon request by Hospitality Manager, Unit Owner shall provide evidence reasonably satisfactory to Hospitality Manager, regarding the performance of the foregoing.

To the extent Unit Owner shall fail to perform any of the foregoing, Hospitality Manager may, but shall not be obligated to, perform the same at Unit Owner’s cost and deduct the cost thereof as a deduction in the determination of Net Unit Owner Payments.

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7.2 Hospitality Manager shall not be responsible for, and Unit Owner hereby waives any claim against Hospitality Manager arising from, in connection with or as a result of use, occupancy or operation of the Unit, the HOA or the HOA Development including, without limitation:

(a) Damage to the Unit no matter the cause;

(b) Mechanical failure in the Unit, its equipment, appliances, fixtures, lines, conduits and systems;

(c) Cancellation by one or more Guests of their Guest Occupancies;

(d) Property loss by a Guest or Unit Owner, including pilferage at the Unit;

(e) Breakage and loss of Unit Accessories and Unit Property;

(f) Any failure by a Guest to perform or comply with the terms and conditions of a House Guest Agreement;

(g) Any use of the Unit by a Guest beyond the contemplation of the Guest House Agreement, including parties, smoking by Guests and other occupants, drug use, or otherwise;

(h) Any damage to the systems and operations of the HOA Development caused by a Guest or otherwise in connection with a Guest Occupancy;

(i) A holdover by a Guest beyond the term of a Guest Occupancy;

(j) The prosecution or defense of any litigation, proceeding or other claim relating to or as a result of a Guest Occupancy, any booking relating to a Guest Occupancy, the operation of the Unit or any matter relating to the HOA or the HOA Development;

(k) Entry to the Unit by any party other than Hospitality Manager;

(l) Failure by the HOA to keep and maintain the Unit or Unit systems which are the HOA’s obligations under the Covenants and By-laws, the common areas, or any part of the HOA Development including roadways and walkways and parking areas, in any minimum state of repair or condition;

(m) Failure to keep life safety systems safe and operable;

(n) Work being performed at the HOA Development which may interfere with the use and enjoyment of a Unit, or any other nuisance which may interfere with the use and enjoyment of a Unit;

(o) Loss occasioned by weather, acts of God, pestilence, pandemic, government orders or other force majeure acts;

(p) Loss occasioned by casualty;

(q) Violations of applicable law;

(r) Bankruptcy, insolvency or like proceeding of a Guest or any other party;

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(s) The cessation, permanent or temporary of any additional service by the HOA such as, but not including, club, restaurant, pool, gym, golf or other sport memberships;

(t) Failure by the HOA to deliver services or otherwise perform its obligations under the Covenants and By-laws;

(u) Nuisance occurring at or affecting the Unit; and

(v) Security conditions at the Unit or the HOA Development

8.	Removal/Exclusion of Unit.

8.1 If Unit Owner shall default in the performance of any of its obligations under this Agreement or if Hospitality Manager shall reasonably determine that Unit is unsuitable for Guest Occupancy under Section 2.3 or Section 4.5 of this Agreement or otherwise, then Hospitality Manager may, without compensation to Unit Owner until such deficient condition is cured, cease promoting the Unit for Guest Occupancy or executing or delivering any new Guest House Agreement, until the deficient condition is cured. Except in the case of emergency or casualty (in which event no notice shall be required) Hospitality Manager shall serve Unit Owner with, at least, ten (10) days’ notice to cure, and if the noted condition is not cured within said ten (10) days, then Hospitality Manager may pull the Unit as a prospective and available candidate for Guest Occupancy, and transfer already booked Guest Occupancies to Other Bookings, until Unit Owner shall cure such condition to the satisfaction of Hospitality Manager, all without compensation to Unit Owner. This notice period may be reduced in respect of any Guest Occupancy scheduled to commence prior to the expiration of the foregoing notice period. If a booked Guest Occupancy is transferred as a result of the foregoing, the Unit Owner shall receive no compensation (nor any charges) on account of the same. Whenever in this Agreement the Unit is so pulled, the period of a Unit’s removal shall not operate to extend the Occupancy Period described in the Hospitality Booking Summary.

9.	Termination

9.1 Hospitality Manager or Unit Owner may terminate this Agreement for any reason or no reason on at least thirty (30) days’ notice to the other.

9.2. Either Unit Owner or Hospitality Manager may terminate this Agreement for a “for cause” condition, on no less than ten (10) days’ notice to the other, provided that the terminating party shall have first (i) served the other party with no less than thirty (30) days’ notice to cure the “for cause” condition; and (ii) allowed the other party an opportunity to cure the “for cause” condition during such thirty (30) day notice period, and (iii) the other party shall have failed to cure the “for cause” condition within such thirty (30) day notice period.

9.3 For purposes of this Article 9, a “for cause” condition shall be the performance of a condition or obligation, or failure to perform a condition or obligation, in each case in violation of this Agreement.

9.4 Any termination of this Agreement shall be subject and subordinate to already booked Guest Occupancies, and this Agreement shall then survive but only in respect of such already booked Guest Occupancies. Nonetheless, Hospitality Manager may, but shall not be obligated to transfer such booked Guest Occupancies to Other Bookings.

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10.	Compliance with Law

10.1 This Agreement and the performance of the same shall, at all times, comply with applicable law. Among other things, the parties acknowledge that the paid occupancy of a Unit is subject to the Hotel and Tourists Accommodation Act of Belize (“Applicable Statute”). Hospitality Manager represents that Hospitality Manager has the requisite Hotel License under the Applicable Statute to enable it to perform its obligations under this Agreement.

10.2 Unit Owner shall keep and maintain the Unit, the Unit Property, the Unit Accessories and appurtenances in compliance with the requirements of all ordinances, law, rules regulations or requirements (including those relating to the disposal of solid, liquid and gaseous wastes) of any governmental authority or any public authority or insurance company requirement or any government official thereof having jurisdiction, including the direction of any enforcement agent thereof, and to promptly cure any condition actually or threatened to be in violation of the same. Unit Owner represents and warrants the Unit currently complies with all such requirements, and shall so comply throughout the Term, and shall indemnify and hold harmless Hospitality Manager harmless from and in respect of all loss, cost, expense and liability whatsoever, including reasonable attorneys’ fees, which may be imposed on Hospitality Manager by reason of present or future violation of such laws, ordinances, rules or regulations.

11.	Indemnification

11.1 Unit Owner shall indemnify and hold Hospitality Manager harmless from and in respect of any cost, expense, judgment or other liability, actual or threatened including reasonable attorneys’ fees incurred by Hospitality Manager in connection with (i) a Guest Occupancy; (ii) the use and occupancy of the Unit, for the term of this Agreement, (iii) the Unit Owner’s failure to comply and perform the terms and conditions of this Agreement; (iv) the failure by Unit Owner to comply with the HOA Covenants and By-laws, and HOA rules and regulations, including the failure to pay common charges and assessments as and when due, and (iv) the enforcement of this indemnity.

12.	Unit Owner Authorization

12.1 Unit Owner acknowledges that Hospitality Manager may have to take certain actions on behalf of the Unit Owner including the collection of monies due in respect of the Guest and the Guest Occupancies and the defense of claims made in respect of the Guest and the Guest Occupancies (“Guest Matters”). In such event Unit Owner hereby appoints the Hospitality Manager as agent and attorney-in-fact the Unit Owner to execute all necessary instruments and documents of whatsoever kind or nature and to take or cause to be taken all such steps, actions or proceedings, in the name of and on behalf of the Unit Owner, as fully and effectually in every respect as the Unit Owner itself could do in respect of such Guest Matters, including the right to institute or defend legal proceedings in respect of the same.

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13.	Unit Sales

13.1 To the extent permitted under applicable law, any sale of a Unit subject to this Agreement shall remain subject to this Agreement, and the purchaser thereunder shall be deemed to have assumed and accepted the obligations of Unit Owner herein.

14.	Arbitration

14.1 Any and all disputes or claims between Unit Owner and Hospitality Manager in connection with, relating to or arising out of the Agreement, the services provided hereunder, the payment therefor, any defense to payment, counterclaims, or compliance by the parties shall be exclusively resolved by final and binding arbitration in the United States of America conducted through the offices of the American Arbitration Association in the City of New York (“AAA”) under its Commercial Arbitration Rules and, if applicable, administered pursuant to the Expedited Procedures provisions thereof before a single neutral arbitrator. The decision of the arbitrator shall be final and binding on the parties, and judgment thereon may be confirmed and entered in a court of competent jurisdiction located in Miami-Dade County, Florida. The parties acknowledge that by agreeing to binding arbitration, they are each waiving their rights to a trial by jury or judge or otherwise in a court of competent jurisdiction, and that such arbitration shall be in lieu of any and all lawsuits or other civil legal proceedings relating to the dispute. Notwithstanding anything to contrary herein, either party may seek a temporary restraining order, preliminary injunction or other provisional injunctive or declaratory relief in any court of competent jurisdiction situated in Miami-Dade County, Florida at any time to ensure that the relief sought in arbitration is not rendered ineffectual by any interim harm. The arbitrator shall determine who the prevailing party shall be in such arbitration, and award to such prevailing party reimbursement for reasonable attorneys’ fees and all costs of arbitration incurred by the prevailing party. No parties other than Unit Owner and Hospitality Manager shall be a party to such arbitration.

15.	Force Majeure

15.1 The parties may be excused to the extent they are reasonably precluded from performing obligations under this Agreement due to events beyond the reasonable control of the parties such as but not limited to strike or labor troubles, governmental regulation, governmental restriction (including governmental preemption in the connection with a national emergency or a governmental warning, advisory, travel restrictions, or similar actions or pronouncements of governmental authorities), a mandated shutdown of work by applicable governmental authorities due to a public health emergency (including epidemics, pandemic, famine, disease, plague, quarantine, and other health risk such as those declared or recognized by the Centers for Disease Control, the World Health Organization, national governments or other similar bodies), governmental preemption in the connection with a national emergency, strike, labor dispute not occasioned by a breach of contract by Hospitality Manager or any other affiliate thereof, riot, inability to obtain labor or materials, acts of God, war, fire, bioterrorism, terrorist acts or other casualty and other like circumstances (in each case, a “Force Majeure Event”), provided that the party whose performance is affected thereby shall exercise reasonable diligence to perform as soon as practicable after the Force Majeure Event.

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16.	Miscellaneous

16.1 All monies referenced in this Agreement or any shall be in United States dollar denominated currency.

16.2 Except with respect to any indemnification herein, no party to this Agreement shall have a remedy of any of incidental, indirect, consequential, punitive, speculative, special or exemplary damages, including lost revenues, lost profits or lost prospective economic advantage, or business opportunity, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort (including negligence), strict liability, or any other legal or equitable principle, and each party releases the other from liability for any such damages.

16.3 This Agreement may be executed in counterpart format, where each signed copy is an original and all copies are one and the same agreement. Signatures may be applied by PDF, TIFF, JPEG, Google Docs, Docusign or other generally accepted e-signature or electronic signature format. This Agreement may also be executed and delivered through online contract signing or digital contract execution software, or any like process of drafting, negotiating, signing, and managing contracts electronically via the internet.

16.4 The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the San Pedro, Ambergris Caye, District of Belize, Country of Belize, Central America.

16.5 All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested) with tariff prepaid for next business day delivery; (c) on the date sent by facsimile or e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, in each case to the applicable address for the recipient party which the recipient party shall have commonly and prevalently used with the serving party. Signatures on notice may be applied in PDF, JPEG, TIFF, Docusign or other like e-signature or electronic signature format and the same shall have the full force and effect of original signatures.

16.6 If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision, and the invalid, illegal or unenforceable provision shall be deemed modified so as to effect the original intent thereof to the greatest extent possible under law.

16.7 This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

16.8 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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16.9 Hospitality Manager shall be entitled to collect reasonable attorneys’ fees and disbursements from any Unit Owner who shall fail to comply with or otherwise perform the obligations of this Agreement.

16.10 This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16.11 This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16.12 Unit Owner and Hospitality Manager have had the opportunity to consult with legal counsel of their own choosing and have done so or have waived the opportunity to do so.

16.13 This Agreement had been fully negotiated is deemed to have been drafted jointly by the parties. No provision shall be construed for or against any party based on attribution of drafting by any party or their attorney.

-Signatures on Following Page-

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IN WITNESS WHEREOF the parties have executed and delivered this agreement as of the date above captioned.

Hospitality Manager:	Unit Owner:

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